ETFis SERIES TRUST I 485BPOS

Exhibit 99.(h)(3)

AMENDMENT
TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment dated January 19, 2021 with effect as of December 1, 2020 (“Effective Date”) is by and between ETFIS SERIES TRUST I (the “Trust”) and THE BANK OF NEW YORK MELLON (“BNYM”).

BACKGROUND:

A.	The Trust and BNYM are parties to a Fund Administration and Accounting Agreement dated as of December 6, 2013, as amended to date, (the “Agreement”) relating to BNYM’s provision of services to the Trust and its series (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	The Section 11(a) of the Agreement are hereby deleted and replaced with the following:

This Agreement shall continue through December 1, 2024 (the “Initial Term”). Thereafter, this Agreement shall continue automatically for successive terms of two (2) years each (each a “Renewal Term”), provided however, that this Agreement may be terminated at the end of its Initial Term or at the end of a Renewal Term by BNYM upon ninety (90) days’ prior written notice to the other parties, and by the Trust upon 90 days’ prior written notice to BNYM.

2.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

ETFIS SERIES TRUST I

On behalf of each Series identified on Exhibit A attached to the Agreement

By:

Name:	William J. Smalley

Title:	President

THE BANK OF NEW YORK MELLON

By:

Name:	Elizabeth Stubenrauch

Title:	Relationship Manager